                                                                      EXHIBIT 23



                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements pertaining to the PDG Environmental, Inc. Amended and Restated Incentive Stock Option Plan as of June 25, 1991 (Form S-8 No. 33-40698); PDG Environmental, Inc. 1990 Stock Option Plan for Employee Directors (Form S-8 No. 33-40699); PDG Environmental, Inc. 1990 Stock Option Plan for Non-Employee Directors (Form S-8 No. 33-40700) and PDG Environmental, Inc. Consultant Compensation Plan (Form S-8 No. 333-08683) and in the related Prospectuses of our report dated March 30, 2001, with respect to the consolidated financial statements of PDG Environmental, Inc. included in the Annual Report (Form 10-K) for the year ended January 31, 2001.




/s/ Stokes & Hinds, LLC

Pittsburgh, Pennsylvania
April 12, 2001